Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Earnings for the year ended December 31, 2021 and Declares 6.1% Increase in Quarterly Dividend

Morrisville, VT January 19, 2022 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three months and year ended December 31, 2021. Net income was $3.4 million and $13.2 million for the three months and year ended December 31, 2021, resulting in earnings per share of $0.76 and $2.94 for the same periods, respectively.
The Board of Directors also declared a cash dividend of $0.35 per share for the quarter, an increase of 6.1% from the cash dividend of $0.33 paid in recent prior quarters, payable February 3, 2022 to shareholders of record as of January 29, 2022.

Fourth Quarter Highlights
Consolidated net income decreased $416 thousand, or 11.0%, to $3.4 million for the fourth quarter of 2021 compared to the fourth quarter of 2020 due to increases in net interest income of $1.1 million, a reduction in the provision for loan losses of $825 thousand, and a reduction of $197 thousand in income tax expense. These items were offset by a reduction in noninterest income of $2.0 million and an increase in noninterest expenses of $561 thousand.
The downward pressure put on asset yields in 2021 was offset by increases in the investment and loan portfolios for the comparison quarters. The increases in volumes along with a $354 thousand increase in PPP fee income contributed to interest income of $10.0 million for the fourth quarter of 2021 compared to $9.3 million for the same quarter in 2020, an increase of $718 thousand, or 7.7%. The current interest rate environment allowed rates on customer deposit accounts to remain low which contributed to a $392 thousand, or 33.4%, reduction in interest expense despite an increase in average balances in customer accounts. These changes resulted in net interest income of $9.2 million, an increase of $1.1 million, or 13.6%, quarter over quarter.
A credit of $225 thousand was recorded for the provision for loan losses for the fourth quarter of 2021, which represents the reversal of the provision recorded during the first half of 2021. The continued improvement in the economy and positive trends in loans that were previously in forbearance allowed for the reversal of the provision during the fourth quarter.
Noninterest income was $3.0 million for the three months ended December 31, 2021 compared to $5.0 million for the same period in 2020. The decrease of $2.0 million is primarily attributable to a reduction in the gain on sales of real estate loans of $1.8 million.for the comparison periods. Sales of qualifying residential loans to the secondary market for the fourth quarter of 2021 were $52.6 million resulting in gain on sales of $982 thousand, compared to sales of $75.5 million and gain on sales of $2.8 million for the fourth quarter of 2020.
Noninterest expenses were $8.5 million for the three months ended December 31, 2021 compared to $7.9 million for the same period in 2020 primarily due to increases of $342 thousand in salaries and wages, $159 thousand in occupancy and equipment expenses, and $194 thousand in other expenses. Other expenses included a one-time charge of $226 thousand for the early payoff of a Federal Home Loan Bank advance.

Year-to-Date Highlights
Consolidated net income was $13.2 million, or $2.94 per share, compared to $12.8 million, or $2.86 per share, for the year ended December 31, 2021 and 2020, respectively. The improvement in earnings was due to a $4.1 million increase in net interest income and a decrease of $2.2 million in the provision for loan losses, partially offset by a decrease in noninterest income of $3.0 million and increases in noninterest expenses of $2.7 million and income tax expense of $227 thousand.
Interest income increased $2.5 million, or 6.9%, to $39.3 million for the year ended December 31, 2021 compared to $36.8 million for the year ended December 31, 2020. A larger earning asset base and a $1.9 million increase in PPP fee income contributed to the increase in interest income. Interest expense was $3.6 million for the year ended December 31, 2021 compared to $5.1 million for the year ended December 31, 2020. The decrease in expense is attributable to the maturity of high rate paying promotional certificates of deposit during 2021 into lower rate paying accounts and the low interest rate environment despite the increase in customer deposit accounts.
Total noninterest income amounted to $13.0 million for the year ended December 31, 2021 compared to $16.0 million for the year ended December 31, 2020, a decrease of $3.0 million, or 19.0%. The decrease is due to a decrease in gains on sales of residential loans partially offset by an increase in ATM network income as a result of increased debit card usage. Gain on sales of qualifying residential loans amounted to $5.0 million for the year ended December 31, 2021 and $8.2 million for the year ended December 31, 2020 resulting from sales of $216.8 million for the year ended December 31, 2021 compared to $263.1 million for the same period in 2020.
Total noninterest expenses were $32.9 million for the year ended December 31, 2021 compared to $30.2 million for the same period in 2020, an increase of $2.7 million, or 8.9%. Salaries and wages increased $1.2 million during the comparison period due to annual salary increases and hiring of personnel in preparation for upcoming retirements, partially offset by a reduction in deferred loan origination costs. Other expenses increased $979 thousand during the comparison period primarily due to increases in the FDIC insurance assessment and Vermont Franchise taxes due to the increases in total assets and the customer deposit base. Also, as mentioned above, a one-time charge of $226 thousand was incurred for the early payoff of a Federal Home Loan Bank advance.
Total assets increased to $1.2 billion as of December 31, 2021 from $1.1 billion as of December 31, 2020, growth of $112.1 million, or 10.3%. Balance sheet growth was driven by loan originations and purchases of investment securities funded by an increase in customer deposit balances of $100.8 million. The investment portfolio, including interest bearing deposits in banks, increased $162.6 million, or 136.1%, to $282.1 million as of December 31, 2021, from $119.5 million as of December 31, 2020 as higher yields were sought on excess liquidity. Outstanding loan balances were $801.6 million as of December 31, 2021 compared to $803.2 million as of December 31, 2020, a decrease of $1.6 million, the net effect of overall non-PPP loan portfolio growth of $51.0 million offset by a reduction in PPP loans of $52.7 million. Total deposits increased to $1.1 billion as of December 31, 2021 compared to $994.3 million as of December 31, 2020, an increase of $100.8 million, or 10.1%.
As announced on August 26, 2021, the Company completed a private placement of $16.5 million in aggregate principal amount of fixed-to-floating rate subordinated notes due 2031 to certain qualified institutional buyers and accredited investors. Proceeds from the sale of the notes were used to provide additional capital support to the Company's wholly-owned subsidiary, Union Bank, to support growth and for other general corporate purposes.

The Company had total equity capital of $84.3 million with a book value per share of $18.77 as of December 31, 2021 compared to $80.9 million and $18.05 per share as of December 31, 2020.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 18 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Since 1891, Union Bank has helped people achieve their dreams of owning a home, saving for retirement, starting or expanding a business and assisting municipalities to improve their communities. Union Bank has earned an exceptional reputation for residential lending programs and has been recognized by the US Department of Agriculture, Rural Development for the positive impact made in lives of low to moderate home buyers. Union Bank is consistently one of the top Vermont Housing Finance Agency mortgage originators and has also been designated as an SBA Preferred lender for its participation in small business lending. Union Bank's employees contribute to the communities where they work and reside, serving on non-profit boards, raising funds for worthwhile causes, and giving countless hours in serving our fellow residents. All of these efforts have resulted in Union receiving and "Outstanding" rating for its compliance with the Community Reinvestment Act ("CRA") in its most recent examination. Union Bank is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.